VCG HOLDING CORP. SIGNS MERGER AGREEMENT WITH
CHAIRMAN & CEO AND PRESIDENT & COO, AND ENTITIES OWNED AND CONTROLLED BY THEM

Denver, CO. – November 10, 2010 — VCG Holding Corp. (NASDAQ: VCGH) (“VCG” or “the Company”) today announced that on November 9, 2010 it entered into a definitive Agreement and Plan of Merger (the "Merger Agreement”) with the Company’s Chairman of the Board and Chief Executive Officer, Troy Lowrie, Family Dog, LLC, FD Acquisition Co., and the Company’s President and Chief Operating Officer, Micheal Ocello, to acquire all of the outstanding common stock of the Company held by public shareholders for $2.25 per share in cash in a going-private merger transaction where FD Acquisition Co. would merge with and into the Company, with the Company surviving the merger. Family Dog, LLC and its wholly-owned subsidiary FD Acquisition Co. are currently owned and controlled by Mr. Lowrie.

Completion of the merger is subject to certain closing conditions, including approval by a majority of the Company’s disinterested shareholders. Completion of the merger is not subject to financing or due diligence conditions. The transaction is expected to close in the first quarter of 2011. Upon the closing of the merger, VCG will no longer be a public reporting or trading company. It is expected that certain members of VCG’s management will participate in the ownership of the Company following the closing of the merger.

The per share merger consideration represents a 42.4% premium over the closing sale price of VCG’s common stock on July 20, 2010 when the Company received the non-binding proposal for the merger transaction from Family Dog, LLC.

The Company’s Board of Directors (with Mr. Lowrie abstaining from voting) unanimously approved the merger and the Merger Agreement following the unanimous recommendation of a special committee comprised entirely of independent members of the Company’s Board of Directors (the “Special Committee”). North Point Advisors LLC served as independent financial advisor to the Special Committee in connection with the merger and rendered a fairness opinion to the Special Committee and the Board.

Additional information concerning the merger and the definitive Merger Agreement will be available in a Current Report on Form 8-K, which VCG will file with the Securities and Exchange Commission on or before November 12, 2010.

About VCG Holding Corp.

VCG Holding Corp. is an owner, operator, and consolidator of adult nightclubs throughout the United States. The Company currently owns 19 adult nightclubs located in Anaheim, Indianapolis, St. Louis, Denver, Colorado Springs, Dallas, Raleigh, Minneapolis, Louisville, Miami, and Portland, ME.

Additional Information and Where to Find It

In connection with the proposed merger transaction, a proxy statement of the Company and other materials will be filed with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTION. Investors will be able to obtain free copies of the Proxy Statement (when available) as well as other documents filed with the SEC containing information about the Company at http://www.sec.gov, the SEC’s free internet site. Free copies of the Company’s SEC filings are also available on the Company’s internet website at http://www.vcgh.com. Furthermore, investors may obtain free copies of the Company’s SEC filings by directing such request to VCG Holding Corp., Attn: Corporate Secretary, 390 Union Blvd, Suite 540, Lakewood, CO 80228 or by requesting the same via telephone at (303) 934-2424.

Participants in the Solicitation of Proxies

The Company and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from the Company’ shareholders with respect to the proposed merger transaction. Information regarding the officers and directors of the Company is included in its Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 15, 2010. MORE DETAILED INFORMATION REGARDING THE IDENTITY OF POTENTIAL PARTICIPANTS, AND THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITIES HOLDINGS OR OTHERWISE, WILL BE SET FORTH IN THE PROXY STATEMENT AND OTHER MATERIALS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER TRANSACTION.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995, as amended. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that we believe or anticipate will or may occur in the future are forward-looking statements. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict, including, without limitation, whether the parties to the Merger Agreement will successfully consummate the merger. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous risks, uncertainties and factors identified from time to time in the Company’s reports with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2009. All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these risks, uncertainties and factors. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements, except as may be required by law.

VCG Holding Corp.	The Equity Group Inc.
Troy Lowrie Chief Executive Officer (303) 934-2424 tlowrie@vcgh.com	Devin Sullivan Senior Vice President (212) 836-9608 dsullivan@equityny.com